EXHIBIT 99.1
RBC Life Sciences, Inc.
2301 Crown Court — Irving, Texas 75038

Press Release
For Immediate Release
For Further Information:
Steve Brown, CFO
Tel: 972-893-4000
veb@rbcls.com
www.rbclifesciences.com

RBC Life Sciences Reports First Quarter Results
     Irving, Texas (April 30, 2007) — RBC Life Sciences, Inc. (RBCL OTC:BB) today reported a 12% increase in net sales to $5,392,000 in the three months ended March 31, 2007, compared to net sales of $4,809,000 in the same period of the previous year. Net earnings in the first quarter of 2007 were $325,000, or $0.02 per share, compared to a net loss of $39,000, or $0.00 per share, for the same period in 2006.
     Clinton Howard, CEO, stated, “The growth in earnings was driven by a 39% increase in sales of our MPM Medical products, and a 7% increase in sales of our nutritional products during the first quarter of this year compared to the first three months of last year. Also contributing to earnings growth was the elimination of operating expenses associated with our former South Korean subsidiary, which was sold to a licensee in October 2006.”
     Under the RBC Life Sciences brand name, the Company manufactures and markets nutritional supplements, skincare products, and nanoscale nutrients including, Microhydrin® Plus™, an antioxidant shown in university studies to scavenge damaging free radicals. These products are sold through independent distributors and licensees in 17 countries.
     Under the MPM Medical brand name, the Company markets its proprietary line of wound care and oncology products, used in hospitals, nursing homes, and cancer clinics. Human clinical trials are currently ongoing in three medical institutions, designed to evaluate the efficacy of MPM topical gel, Regenecare™, in the relief of painful, itching skin rashes that occur during treatment by widely-used cancer drugs known as epidermal growth factor receptor (EGFR) inhibitors.
     The statements above, other than statements of historical facts, may be forward-looking. Actual events will be dependent upon a number of factors and risks including but not limited to changes in plans by the Company’s management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company’s filings with the Securities and Exchange Commission.

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarters Ended March 31,
	2007	2006
Net sales	$5,392	$4,809
Gross profit	3,304	3,256
Operating profit	592	26
Earnings (loss) before income taxes	533	(39)
Provision for income taxes	208	—
Net earnings (loss)	325	(39)

Earnings (loss) per share — basic and diluted	$0.02	$(0.00)

Weighted average shares outstanding — basic	20,188	20,144
Weighted average shares outstanding — diluted	21,557	20,144
Condensed Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$3,806	$3,220
Inventories	3,010	2,651
Other current assets	1,781	1,062

Total current assets	8,597	6,933
Other assets	6,512	6,582

Total assets	$15,109	$13,515

Liabilities and shareholders’ equity
Accounts payable and accrued liabilities	$2,599	$2,015
Deferred revenue	3,399	2,504
Other current liabilities	318	480

Total current liabilities	6,316	4,999
Other liabilities	2,963	3,033
Shareholders’ equity	5,830	5,483

Total liabilities and shareholders’ equity	$15,109	$13,515